Exhibit 99.1

Contact Information:

Kekst and Company, Inc.	Perini Corporation
437 Madison Avenue	73 Mount Wayte Ave.
New York, NY 10022	Framingham, MA 01701
(212) 521-4855	(508) 628-2295
Douglas Kiker	Kenneth R. Burk, Senior Vice President &
Chief Financial Officer

FOR IMMEDIATE RELEASE

Perini Corporation Announces Record Results for Q2 2008

•	Revenues of $1.39 billion, up 21% from year ago
•	Net income of $28.6 million, up 4%
•	Diluted EPS of $1.03

Framingham, MA – August 7, 2008 – Perini Corporation (NYSE: PCR), a leading building, civil construction and construction management company, today reported record results for the second quarter ended June 30, 2008.

Second Quarter Results

Net income was $28.6 million, as compared to net income of $27.6 million for the second quarter of 2007. Diluted earnings per common share were $1.03, as compared to $1.01 for the second quarter of 2007.

Revenues from construction operations were $1.39 billion for the quarter, compared to revenues of $1.15 billion for the second quarter of 2007. The increase in revenues is primarily due to an increased volume of work in hospitality and gaming, healthcare and office building markets in Las Vegas and California.

Robert Band, President and Chief Operating Officer, said: “We are pleased to report a new record for revenues and net income for the second quarter of 2008, again led by our building and management services segments. We continue to benefit in the marketplace from our ability to complete complex projects on time and on budget.”

Six Month Results

For the first six months of 2008, net income was $53.7 million, as compared to net income of $50.2 million for the first six months of 2007. Diluted earnings per common share were $1.94 for the first six months of 2008, as compared to $1.84 for the first six months of 2007.

Revenues from construction operations were $2.64 billion for the first six months of 2008, compared to revenues of $2.14 billion for the first six months of 2007.

Backlog at $8 billion including McCarran Airport contract

The backlog of uncompleted construction work at June 30, 2008 was $6.8 billion, down from the $7.6 billion backlog reported at December 31, 2007. The June 30, 2008 backlog does not include the recently announced July 15th signing of a $1.2 billion construction contract to build the new Terminal 3 at McCarran International Airport in Las Vegas. The June 30, 2008 backlog includes new contract awards and adjustments to contracts in process added during the second quarter of 2008 totaling approximately $1.0 billion, which includes approximately $200 million of additional work in the hospitality and gaming market, primarily in Las Vegas. Also, Rudolph and Sletten added approximately $694 million of new awards in the health care and office building markets. The Civil segment added a $73 million bridge rehabilitation project in Westchester County, New York.

-more-

August 7, 2008	Perini Q2 Results	Page 2

Financial Condition Remains Strong in 2008

The Company’s financial condition remained strong at June 30, 2008. Working capital decreased to $244.5 million at June 30, 2008, from $293.5 million at December 31, 2007. The decrease was primarily due to the classification of the Company’s investments in certain auction rate securities as long-term investments. The Company improved its solid base of shareholders’ equity to $428.0 million at June 30, 2008. In addition, the Company has $113.7 million available to borrow under its credit facility at June 30, 2008 plus an additional $112.8 million available to borrow under its temporary supplementary credit facility at June 30, 2008. The Company believes its financial position and credit arrangements are more than sufficient to support the Company’s substantial backlog.

Outlook

On April 2, 2008, the Company announced that it has entered into a definitive agreement to combine with privately-held Tutor-Saliba Corporation. The transaction is subject to closing conditions, including the approval of Perini’s shareholders. The transaction is expected to be accretive to earnings per share beginning in the first full fiscal year of combined operations. The Company is maintaining its existing combined guidance for 2008 revenues in the range of $5.5 billion to $5.9 billion and diluted earnings per share in the range of $3.50 to $3.75. Beyond fiscal 2008, the Company is continuing to target fiscal 2009 revenue and diluted earnings per share in the range of $7.3 billion to $7.8 billion and $4.00 to $4.20, respectively, and continuing to target diluted earnings per share growth in 2010 of 10% to 20%.

About Perini Corporation

Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, transportation, healthcare, biotech, pharmaceutical and high-tech facilities, as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; the ability to obtain the approval of the transaction with Tutor-Saliba by Perini shareholders; the ability to satisfy the conditions to the transaction with Tutor-Saliba on the terms and expected timeframe or at all; transaction costs from the transaction with Tutor-Saliba; the effects of disruption from the transaction with Tutor-Saliba making it more difficult to maintain relationships with employees, customers, other business partners or government entities; the ability to realize the expected synergies resulting from the transaction with Tutor-Saliba in the amounts of in the timeframe anticipated and the ability to integrate Tutor-Saliba’s businesses into those of Perini in a timely and cost-efficient manner. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

-more-

August 7, 2008	Perini Q2 Results	Page 3

Perini Corporation (NYSE) Summary of Consolidated Earnings (Unaudited) (In Thousands of Dollars)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Revenues:
Building	$ 1,299,690	$ 1,052,729	$ 2,462,710	$ 1,939,584
Civil	58,548	63,128	118,704	120,231
Management services	30,149	35,763	63,309	79,161
TOTAL REVENUES	$ 1,388,387	$ 1,151,620	$ 2,644,723	$ 2,138,976

Gross profit	$ 70,998	$ 64,902	$ 137,560	$ 122,799
General and administrative expenses	28,398	24,181	55,997	49,338
Income from construction operations	42,600	40,721	81,563	73,461
Other income, net	2,535	2,800	4,040	5,156
Interest expense	(394)	(431)	(749)	(1,121)
Income before income taxes	44,741	43,090	84,854	77,496
Provision for income taxes	(16,184)	(15,512)	(31,144)	(27,265)
NET INCOME	$ 28,557	$ 27,578	$ 53,710	$ 50,231

BASIC EARNINGS PER COMMON SHARE	$ 1.05	$ 1.03	$ 1.98	$ 1.88

DILUTED EARNINGS PER COMMON SHARE	$ 1.03	$ 1.01	$ 1.94	$ 1.84

Weighted average common shares outstanding:
Basic	27,171	26,713	27,158	26,676
Effect of dilutive stock options, warrants and
restricted stock units outstanding	596	668	552	575
Diluted	27,767	27,381	27,710	27,251

Selected Balance Sheet Data

(Unaudited)

(In Thousands of Dollars)

	June 30,	December 31,
	2008	2007
Total assets	$ 1,846,545	$ 1,654,115
Working capital	$ 244,537	$ 293,521
Long-term debt, less current maturities	$ 17,512	$ 13,358
Stockholders' equity	$ 428,047	$ 368,334

###